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                                                                   EXHIBIT 10.15

                              EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT is made and entered into this 15th day of September, 1998, by and between LAMALIE ASSOCIATES, INC., a Florida corporation (the "Company"), and PATRICK J. MCDONNELL, residing at 1110 North Sheridan Road, Lake Forest, Illinois 60045 (the "Executive").

                              W I T N E S S E T H:

1.       EMPLOYMENT

         The Company hereby employs the Executive, and the Executive hereby accepts such employment, upon the terms and subject to the conditions set forth in this Agreement.


2.       TERM

         Subject to the provisions for termination as hereinafter provided, the term of employment under this Agreement shall be effective as of the date first above written and shall continue through September 14, 2001; provided, however, that beginning on September 15, 2000 and on each September 15 thereafter (each such date being referred to as a "Renewal Date"), the term of this Agreement shall automatically be extended for an additional one year, so that on each Renewal Date the then remaining unexpired term of this Agreement shall be two years, unless either party gives the other written notice of non-renewal at least ninety (90) days prior to any such Renewal Date.


3.       COMPENSATION

         (a) Base Salary. The Company shall pay to the Executive a salary of $500,000 per year, or such other sum in excess of that amount as the parties may agree on from time to time (as in effect from time to time, the "Base Salary"), payable monthly or in other more frequent installments, as determined by the Company. The Executive shall also receive, along with such periodic payments of Base Salary, on a monthly basis a pro rata portion of $25,000 per year, which payments shall be treated as an advance against the annual Performance Bonus which may be paid to the Executive pursuant to Section 3(c)of this Agreement (the "Advance Bonus").

         (b) Sign On Benefit. (i) Upon the execution of this Agreement, the Executive shall receive from the Company a lump sum payment equal to $525,000 (the "Sign On Benefit").

                  (ii) If the Executive's employment hereunder is terminated either by the Executive voluntarily pursuant to Section 8(a)(i) hereof or by the Company for Good Cause pursuant to Section 8(b)(i) hereof at any time prior to September 15, 2001, the Executive is obligated to repay the following percentage of the Sign On Benefit to the Company in cash immediately upon such termination:
(A) 100% if employment is terminated between September 15, 1998 and September 14, 1999, (B) 66 2/3 % if employment is terminated between September 15, 1999 and September 15, 2000, and (C) 33 1/3% if employment is terminated between September 15, 2000 and September 15, 2001. Any such repayments, if unpaid, shall accrue interest at the rate of 10% per annum from the date of such termination. The Executive shall bear all the costs and fees of any arbitration or other action which must be begun by the Company to collect the Sign On Benefit from






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the Executive pursuant to this Section 3(b) (including reasonable attorneys'
fees, arbitrator's fees, and administrative fees). Further, no delay or failure on the part of the Company in exercising any right to collect the Sign On Benefit pursuant to this Section 3(b) shall operate as a waiver of any such right, nor shall any partial exercise of such right preclude further exercise of such right.

         (c) Performance Bonus. In addition to the Base Salary to be paid pursuant to Section 3(a) of this Agreement, during the term of this Agreement or any renewal or extension hereof, the Company shall pay to the Executive as incentive compensation an annual performance bonus (the "Performance Bonus") in accordance with the incentive bonus plan(s) adopted from time to time by the Compensation and Management Development Committee (the "Committee") of the Board the Board of Directors of the Company (the "Board"). The Committee shall establish criteria for such Performance Bonus at the beginning of each fiscal year. Initially, such plan shall provide for a Performance Bonus equal to between 0% and 120% of Base Salary, with a "Target Bonus" equal to 65% of Base Salary and a "Maximum Bonus" equal to 120% of the Base Salary. Except as otherwise specifically provided in this Agreement, to receive a Performance Bonus, the Executive must be employed by the Company on the last day of the year to which the Performance Bonus relates. For the Company's fiscal year ending February 28, 1999, the amount of any Performance Bonus shall be adjusted to take into account the portion of the year during which the Executive was employed by the Company.

         (d) Stock Option Award. The Executive shall participate in the Company's 1998 Omnibus Stock and Incentive Plan (the "Omnibus Plan"), in accordance with the terms thereof, through the grant by the Committee of options to purchase 200,000 shares of the Company's common stock (the "Options"). The date of grant for the Options shall be the day two (2) business days after the press release or releases are issued by the Company announcing (1) the Executive's hiring and (2) the Company's financial results for the quarter ended August 31, 1998. The initial exercise price for the Options shall be the closing price for the Company's stock on the Nasdaq Stock Market (NMS) on the date of grant. The Options shall be subject to the terms of the Omnibus Plan. Attached hereto as Exhibit A is a Stock Option Certificate in the form to be issued to evidence the Options.

         (e) Reimbursement. The Company shall reimburse the Executive, in accordance with the Company's policies and practices for senior management, for all reasonable expenses incurred by the Executive in the performance of the Executive's duties under this Agreement, provided, however, that the Executive must furnish to the Company an itemized account, reasonably satisfactory to the Company, in substantiation of such expenditures.

         (f) Other Benefits; Life Insurance. The Executive shall be entitled to such fringe benefits including, but not limited to, medical and other insurance benefits as may be provided from time to time by the Company to other members of senior management of the Company. In addition, during the term of this Agreement, the Company shall provide the Executive term life insurance in addition to that provided by the Company's standard benefits package for members of senior management, so that the total amount of term life insurance provided by the Company to the Executive shall be one million dollars in face amount; provided, however, that in obtaining such term life insurance, the Company shall not be obligated to pay rates in excess of the standard rates for male nonsmokers the same age as the Executive.




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         (g) Other Incentive and Benefit Plans. The Executive shall be eligible to participate, in accordance with the terms of such plans as they may be adopted, amended and administered from time to time, in incentive, bonus, benefit or similar plans, including without limitation, any stock option, bonus or other equity ownership plan, any short, mid or long term incentive plan and any other bonus, pension or profit sharing plans established by the Company from time to time for its senior management.

         (h) Deferral of Certain Compensation; Alternative Compensation. Notwithstanding any other provisions of this Agreement to the contrary, any portion of the Executive's compensation otherwise payable to the Executive under this Agreement shall not be paid currently in cash to the Executive hereunder if pursuant to the provisions of Section 162(m) of the Internal Revenue Code of 1986, as amended, or any successor provision ("Section 162(m)"), the Company would not be entitled to a current deduction for federal income tax purposes in respect of the payment of such portion of the cash compensation (any such compensation being referred to as "Section 162(m) Non-Deductible Compensation"). The payment of any such Section 162(m) Non-Deductible Compensation shall be deferred and, in place of the current payment thereof, the amount of the Non-Deductible Compensation shall be paid to the Executive no later than 90 days after the close of the fiscal year to which such compensation relates in a form (including, but not limited to, awards of stock options, phantom stock or restricted stock) and in an amount that: (1) reasonably reflects the parties' mutual good faith estimate of the current value of the Non-Deductible Compensation, (2) is not treated as current compensation for purposes of calculating the Section 162(m) limits and (3) is otherwise mutually acceptable to the Executive and the Committee (the "Alternative Compensation"). The parties agree to use their reasonable best efforts to reach mutual agreement on a timely basis with respect to the form and amount of any Alternative Compensation. The obligations of the parties under this Section 3(h) shall terminate when Section 162(m) no longer applies to the Executive's compensation.


4.       DUTIES

         The Executive shall serve as the Chief Operating Officer and President of the Company and initially shall be elected as a director of the Company. In addition, at the request of the Board, the Executive shall serve in the same positions in any wholly owned subsidiary, joint venture or affiliate of the Company, without any additional compensation. The Executive shall report directly to the Chief Executive Officer. The Executive's duties and responsibilities shall be commensurate with those customarily associated with the chief operating officer and president of a corporation comparable to the Company, with such specific duties and powers as shall be assigned by the Board.


5.       EXTENT OF SERVICES; VACATIONS AND DAYS OFF

         (a) Extent of Services. During the term of the Executive's employment under this Agreement, except during customary vacation periods and periods of illness, the Executive shall devote full-time energy and attention during regular business hours to the benefit and business of the Company as may be reasonably necessary in performing the Executive's duties pursuant to this Agreement. Notwithstanding the foregoing, the Executive may (i) serve on corporate, trade association, civic, religious or charitable boards or committees, (ii) deliver lectures, fulfill speaking




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engagements or teach at educational institutions and (iii) manage personal investments, so long as such activities do not interfere with the performance of the Executive's duties and responsibilities and do not create a conflict of interest.

         (b) Vacations. The Executive shall be entitled to vacations with pay and to such personal and sick leave with pay in accordance with the policy of the Company as may be established from time to time by the Company and applied to other members of senior management of the Company.


6.       FACILITIES

         The Company shall provide the Executive with a fully furnished office in Chicago, Illinois. The facilities of the Company shall be generally available to the Executive in the performance of the Executive's duties pursuant to this Agreement, it being understood and contemplated by the parties that all equipment, supplies and office personnel required in the performance of the Executive's duties under this Agreement shall be provided by and at the sole expense of the Company in Chicago, Illinois. The Executive shall also be entitled to be provided with an executive assistant of his choice, who shall be compensated at her current salary plus a reasonable sign on inducement to join the Company in an amount to be agreed upon by the Executive and the Company.


7.       ILLNESS OR INCAPACITY, TERMINATION ON DEATH, ETC.

         (a) Death. If the Executive dies during the term of the Executive's employment, the Company shall pay to the estate of the Executive within 30 days after the date of death such Base Salary as would otherwise have been payable to the Executive up to the end of the month in which the Executive's death occurs. After receiving the payment provided in this Section 7(a), the Executive and the Executive's estate shall have no further rights under this Agreement (other than those rights already vested or accrued).

         (b) Disability. (i) The Executive's employment shall terminate immediately upon the Executive's "Permanent Disability" (as defined below). Upon such termination, the Company shall pay to the Executive during the unexpired term of this Agreement a monthly payment (the "Disability Payment") equal to the
(i) sum of (A) the Base Salary paid in the same monthly or other period installments as in effect at the time of the Executive's Permanent Disability plus (B) an equal monthly pro rata portion of an amount of cash equal to the greater of (x) the Target Bonus payable to the Executive under Section 3(c) of this Agreement in respect of the year in which such termination occurs (subject to any upward adjustment provided in Section 8(c)(iii) of this Agreement, the "Termination Target Bonus") or (y) the minimum amount of any similar bonus or incentive plans or programs then in effect if greater than the Target Bonus in respect of the fiscal year during which the Executive's termination as a result of Permanent Disability occurs (ii) reduced by the amount of any monthly payments under any policy of disability income insurance paid for by the Company which payments are received during the time when any Disability Payment is being made to the Executive following the Executive's Permanent Disability. The Disability Payment shall be paid by the Company to the Executive in substantially equivalent installments at the substantially same time or times as would have been the case for payment of Base Salary over the unexpired term of this Agreement if the Executive had not become permanently disabled and had remained employed by the Company




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hereunder. Except as provided in this Section 7(b), all rights of the Executive under this Agreement (other than rights already vested or accrued) shall terminate upon the termination of the Executive's employment under this Agreement as a result of the Executive's "Permanent Disability" (as that term is defined in Section 7(b)(ii) below).

                  (ii) The term "Permanent Disability" as used in this Agreement shall have the same meaning as provided in any disability insurance policy provided or paid for by the Company covering the Executive at such time as such policy is in full force and effect. If no such disability policy is so maintained at such time and is then in full force and effect, the term "Permanent Disability" shall mean the inability of the Executive, as reasonably determined by the Board by reason of physical or mental disability to perform the duties required of him under this Agreement for a period of one hundred and twenty (120) days in any one-year period. Successive periods of disability, illness or incapacity will be considered separate periods unless the later period of disability, illness or incapacity is due to the same or related cause and commences less than three months from the ending of the previous period of disability. Upon such determination, the Board may terminate the Executive's employment under this Agreement upon ten (10) days' prior written notice. If any determination of the Board with respect to permanent disability is disputed by the Executive, the parties hereto agree to abide by the decision of a panel of three physicians. The Executive and Company shall each appoint one member, and the third member of the panel shall be appointed by the other two members. The Executive agrees to make himself available for and submit to examinations by such physicians as may be directed by the Company. Failure to submit to any such examination shall constitute a breach of a material part of this Agreement.


8.       OTHER TERMINATIONS

         (a) By the Executive. (i) The Executive may terminate the Executive's employment hereunder at any time upon giving at least ninety (90) days' prior written notice. If the Executive gives notice pursuant to this Section 8(a)(i), the Company shall have the right (but not the obligation) to relieve the Executive, in whole or in part, of the Executive's duties under this Agreement, or direct the Executive to no longer perform such duties, or direct that the Executive should no longer report to work, or any combination of the foregoing. In any such event, the Executive shall be entitled to receive only the Base Salary not yet paid as would otherwise have been payable to the Executive up to the expiration of the 90 day notice period. If the Executive gives notice pursuant to this Section 8(a)(i), upon receiving the payment provided for under this Section 8(a)(i), all rights of the Executive to receive compensation or other payments or benefits under this Agreement (other than rights already vested or accrued) shall terminate.

                  (ii) If the Executive has not been offered the position of Chief Executive Officer of the Company on or before the third anniversary of the date of this Agreement, the Executive shall have the right to terminate the Executive's employment hereunder for a period of sixty (60) days after the third anniversary of the date of this Agreement, upon giving at least thirty (30) days' prior written notice to the Company. If the Executive gives notice pursuant to this Section 8(a)(ii), the Company shall have the right (but not the obligation) to relieve the Executive, in whole or in part, of the Executive's duties under this Agreement, or direct the Executive to no longer perform such duties, or direct that the Executive should no longer report to work, or any combination of the foregoing. In any such event, the Executive shall be entitled to receive at the end of such 30 day notice period




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a lump sum payment which shall be equal to one (1) year's Base Salary. If the
Executive gives notice pursuant to this Section 8(a)(ii), upon receiving the payment provided for under this Section 8(a)(ii), all rights of the Executive to receive compensation or other payments or benefits under this Agreement (other than rights already vested or accrued) shall terminate.

         (b) Termination for "Good Cause". (i) Except as otherwise provided in this Agreement, the Company may terminate the employment of the Executive hereunder only for "Good Cause," which shall mean (a) the substantial, continued and unjustified refusal or failure of the Executive substantially to perform his duties with the Company to the extent of his ability to do so (other than any failure due to physical or mental incapacity) or (b) willful misconduct materially and demonstrably injurious to the Company, financially or otherwise, in each case, as determined in the reasonable discretion of the Board, but with respect to each of the foregoing bases for termination specified in the preceding clause, only if (1) the Executive has been provided with written notice from the Board of any assertion that there is a basis for termination for Good Cause which notice shall specify in reasonable detail specific facts regarding any such assertion and the Executive has been given a reasonable period of time within which to remedy or cure the problem or complaint (which period of time shall in no event exceed 60 days after the receipt of such notice), (2) an additional written notice is provided to the Executive 10 days before the Board meets to consider making a determination that this Agreement will be terminated for Good Cause, (3) at or prior to the meeting of the Board to consider the matters described in the written notice concerning the upcoming meeting of the Board, an opportunity is provided to the Executive and his counsel to be heard by the Board with respect to the matters described in the written notice, before it acts with respect to such matter, (4) any resolution or other action by the Board with respect to any deliberation regarding or decision to terminate the Executive for Good Cause is duly adopted by a vote of a majority of the entire Board at a meeting of the Board duly called and held and (5) the Executive is promptly provided with a copy of the resolution or other corporate action taken with respect to such termination. No act or failure to act by the Executive shall be considered willful unless done or omitted to be done by him not in good faith and without reasonable belief that his action or omission was in the best interests of the Company.

                  (ii) If the employment of the Executive is terminated for Good Cause under Section 8(b)(i) of this Agreement, the Company shall pay to the Executive any Base Salary earned prior to the effective date of termination specified by the Board but not yet paid. Under such circumstances, such payment shall be in full and complete discharge of any and all liabilities or obligations of the Company to the Executive hereunder, and the Executive shall be entitled to no further benefits under this Agreement (other than rights already vested or accrued).

                  (iii) Termination by the Company of the employment of the Executive other than as expressly specified above in Section 8(b)(i) for Good Cause shall be deemed to be a termination of employment by the Company "Without Good Cause."

         (c) Termination Without Good Cause. (i) Notwithstanding any other provision of this Agreement, the Company shall have the right to terminate the Executive's employment Without Good Cause pursuant to the provisions of this
Section 8(c). If the Company shall terminate the employment of the Executive Without Good Cause effective on a date earlier than the termination date provided for in Section 2 (with the effective date of termination as so identified by the Company being referred to herein as the "Accelerated Termination Date") but not during the six month and 60 day period




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following the occurrence of a "Change in Control" as defined in Section 8(d)(i)
of this Agreement, the Executive, until the date which is two (2) years after the Accelerated Termination Date, shall continue to receive (1) the Base Salary, paid in the same monthly or other periodic installments as in effect prior to the Accelerated Termination Date, plus (2) an equal monthly pro rata portion of an amount of cash equal to the greater of (x) the Target Bonus payable to the Executive under Section 3(c) of this Agreement (subject to any upward adjustment as provided in Section 8(c)(iii) of this Agreement, the "Termination Target Bonus") or (y) the minimum amount of any similar bonus or incentive plans or programs then in effect if greater than the Target Bonus in respect of the fiscal year during which the Executive's termination Without Good Cause occurs, minus (3) an equal monthly pro rata portion of an amount of cash equal to the Sign On Benefit received by the Executive pursuant to Section 3(b) hereof; provided that, the Company shall have the right (but not the obligation) to relieve the Executive, in whole or in part, of the Executive's duties under this Agreement, or direct the Executive to no longer perform such duties, or direct that the Executive no longer be required to report to work, or any combination of the foregoing.

                  (ii) If the Company shall terminate the employment of the Executive Without Good Cause effective on a date earlier than the termination date provided for in Section 2 and during the six month and 60 day period following the occurrence of a Change in Control as defined in Section 8(d) of this Agreement, the Executive shall receive in cash a lump sum payment in an amount equal to the sum of (1) two times the annual Base Salary then in effect,
(2) two times the Target Bonus payable to the Executive under Section 3(c) of this Agreement (subject to any upward adjustment as provided in Section 8(c)(iii) of this Agreement, the "Termination Target Bonus") or the minimum amount of any similar bonus or incentive plans or programs then in effect if greater than the Target Bonus in respect of the fiscal year during which such termination Without Good Cause occurs and (3) the additional payments necessary to discharge certain tax liabilities (the "Gross Up") as that term is defined in
Section 13 of this Agreement; provided that, the Company shall have the right (but not the obligation) to relieve the Executive, in whole or in part, of the Executive's duties under this Agreement, or direct the Executive to no longer perform such duties, or direct that the Executive no longer be required to report to work, or any combination of the foregoing.

                  (iii) The Termination Target Bonus shall be increased to an amount in excess of the Target Bonus for the year in which the Executive's employment is terminated if such Target Bonus is less than the amount of the bonus that otherwise would have been payable to the Executive in respect of the Company's full fiscal year if the Executive had remained employed by the Company for the entire fiscal year. Any such increase shall be determined by the Committee in its reasonable discretion no later than 90 days after the close of the fiscal year during which the Executive's employment terminates. If the Termination Target Bonus increases as a result of application of the first sentence of this Section 8(c)(iii), the amount of such increase shall be paid pro rata over the remaining period of time during which payments are to be made to the Executive under Section 8(c)(i), if applicable, or paid in a lump sum pursuant to Section 8(c)(ii), if applicable.

                  (iv) The parties agree that, because there can be no exact measure of the damage that would occur to the Executive as a result of a termination by the Company of the Executive's employment Without Good Cause, the payments and benefits paid and provided pursuant to this Section 8(c), in addition to being consideration for the release required to be delivered pursuant to Section 8(g) of this Agreement, also shall be deemed to constitute full consideration for any such




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damages and shall be considered as liquidated damages and not a penalty for the
Company's termination of the Executive's employment Without Good Cause.

         (d) Termination Following Change of Control. (i) For purposes of this Agreement, a "Change in Control" shall mean the first to occur of:

             (1) a change in control of the Company of a nature that is required, pursuant to the Securities Exchange Act of 1934 (the "1934 Act"), to be reported in response to Item 1(a) of a Current Report on Form 8-K or Item 6(e) of Schedule 14A under the 1934 Act (in each case under this Agreement, references to provisions of the 1934 Act and the rules and regulations promulgated thereunder being understood to refer to such law, rules and regulations as the same are in effect on April 1,
                 1997); or

             (2) the acquisition of "beneficial ownership" (as defined in Rule
                 13d-3 under the 1934 Act) of the Company's securities comprising 35% or more of the combined voting power of the Company's outstanding securities by any "person" (as that term is used in Sections 13(d) and 14(d)(2) of the 1934 Act and the rules and regulations promulgated thereunder, but not including the Company or any trustee or fiduciary acting in that capacity for an employee benefit plan sponsored by the Company) and such person's "affiliates" and "associates" (as those terms are defined under the 1934 Act), but excluding any ownership by the Executive and his affiliates and associates; or

             (3) the failure of the "Incumbent Directors" (as defined below) to constitute at least a majority of all directors of the Company (for these purposes, "Incumbent Directors" means individuals who were the directors of the Company on September 1, 1998, and, after his or her election, any individual becoming a director subsequent to September 1, 1998, whose election, or nomination for election by the Company's stockholders, is approved by a vote of at least two-thirds of the directors then comprising the Incumbent Directors, except that no individual shall be considered an Incumbent Director who is not recommended by management and whose initial assumption of office as a director is in connection with an actual or threatened "election contest" relating to the "election of directors" of the Company, as such terms are used in Rule 14a-11 of Regulation 14A under the 1934 Act); or

             (4) the closing of a sale of all or substantially all of the assets of the Company;

             (5) the Company's adoption of a plan of dissolution or liquidation;
                 or

             (6) the closing of a merger or consolidation involving the Company in which the Company is not the surviving corporation or if, immediately following such merger or consolidation, less than sixty-six and two-thirds (66 2/3%) of the surviving corporation's outstanding voting stock is held or is anticipated to be held by persons who are stockholders of the Company immediately prior to such merger or consolidation.




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                  (ii) Six months after the occurrence of a Change of Control, the Executive shall have the right, exercisable for a period of 60 days thereafter by delivering a written statement to that effect to the Company, to immediately terminate this Agreement and, upon such delivery, the Executive shall have the right to receive and the Company shall be obligated to pay to the Executive in cash a lump sum payment in an amount equal to the sum of (1) two times the annual Base Salary then in effect, (2) two times the Target Bonus payable to the Executive under Section 3(c) of this Agreement or the minimum amount of any similar bonus or incentive plans or programs then in effect if greater than the Target Bonus in respect of the fiscal year during which the Executive exercises his rights to terminate his employment under this Section 8(d)(ii) and (3) the additional payments necessary to discharge certain tax liabilities (the "Gross Up") as that term is defined in Section 13 of this Agreement (the sum of the foregoing amounts other than the Gross Up being referred to as the "Change of Control Termination Payment"). If the Executive fails to exercise his rights under this Section 8(d)(ii) within the 60 day period specified in the first sentence of this Section 8(d)(ii), such rights shall expire and be of no further force or effect.

         (e) Certain Rights Mutually Exclusive. The provisions of Section 8(c)(i) and Section 8(d) are mutually exclusive, provided, however, that if during the payout period under Section 8(c)(i), there shall be a Change in Control as defined in Section 8(d)(i), then the Executive shall be entitled to receive a lump sum payment equal to the sum of (1) the amounts remaining to be paid pursuant to Section 8(c)(i) on the date of the Change in Control and (2) the additional payments necessary to discharge certain tax liabilities (the "Gross Up") as that term is defined in Section 13 of this Agreement. The triggering of the lump sum payment requirements of Section 8(d) or this Section 8(e) shall cause the provisions of Section 8(c)(i) to become inoperative.

         (f) Release. Payment of any compensation to the Executive under this
Section 8 following termination of employment shall be conditioned upon the prior receipt by the Company of a release executed by the Executive in substantially the form attached to this Agreement as Exhibit B.

         (g) Effect on Certain Covenants. Notwithstanding any termination of the Executive's employment, the Executive's covenants set forth in Section 10 and
Section 11 are intended to and shall remain in full force and effect.


9.       DISCLOSURE

         The Executive agrees that during the term of the Executive's employment by the Company, the Executive will disclose and disclose only to the Company all ideas, methods, plans, developments or improvements known by him which relate directly or indirectly to the business of the Company, whether acquired by the Executive before or during the Executive's employment by the Company. Nothing in this Section 9 shall be construed as requiring any such communication where the idea, plan, method or development is lawfully protected from disclosure as a trade secret of a third party or by any other lawful prohibition against such communication. The covenants of this Section 9 shall not be violated by ordinary and customary communications with reporters, bankers and securities analysts and other members of the investment community.




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10.      CONFIDENTIALITY

         The Executive agrees to keep in strict secrecy and confidence any and all information the Executive assimilates or to which the Executive has access during the Executive's employment by the Company and which has not been publicly disclosed and is not a matter of common knowledge in the fields of work of the Company, including but not limited to information regarding the Company's focus account strategy both generally and as it may be directed at particular existing and prospective clients, the Company's past, current and future strategic plans and underlying data and confidential and proprietary information regarding search candidates and companies, including but not limited to that available on the Company's CMS system (collectively, the "Confidential Information"). The Executive agrees that both during and after the term of the Executive's employment by the Company, the Executive will not, without the prior written consent of the Company, disclose any Confidential Information to any third person, partnership, joint venture, company, corporation or other organization. The foregoing covenants shall not be breached to the extent that any such confidential information becomes a matter of general knowledge other than through a breach by a person with an obligation to the Company to maintain such confidentiality, including but not limited to the Executive's obligations to the Company under this Section 10.


11.      NONCOMPETITION; NONSOLICITATION

         (a) General. The Executive hereby acknowledges that, during and solely as a result of the Executive's employment by the Company, the Executive has received and shall continue to receive: (1) special training and education with respect to the operations of the Company's business and other related matters, and (2) access to confidential information and business and professional contacts. In consideration of the special and unique opportunities afforded to the Executive by the Company as a result of the Executive's employment, as outlined in the previous sentence, the Executive hereby agrees to the restrictive covenants in this Section 11.

         (b) Noncompetition. (i) During the term of the Executive's employment, whether pursuant to this Agreement, any automatic or other renewal hereof or otherwise, and, except as may be otherwise herein provided, during the "Noncompetition Period" (as that term is defined in Section 11(b)(ii) of this Agreement), regardless of the reason for such termination, the Executive shall not, directly or indirectly, enter into, engage in, be employed by or consult with any business which competes with the Company's retained executive search consulting business or the retained executive search consulting business of any of the Company's affiliates. The Executive shall not engage in such prohibited activities, either as an individual, partner, officer, director, stockholder, employee, advisor, independent contractor, joint venturer, consultant, agent, or representative or salesman for any person, firm, partnership, corporation or other entity so competing with the Company or any of its affiliates. The restrictions of this Section 11 shall not be violated by (i) the ownership of no more than 2% of the outstanding securities of any company whose stock is traded on a national securities exchange or is quoted on the Nasdaq Stock Market, or
(ii) other outside business investments that do not in any manner conflict with the services to be rendered by the Executive for the Company and that do not diminish or detract from the Executive's ability to render the Executive's required attention to the business of the Company.

                  (ii) The Noncompetition Period shall be (1) any period of time when the Company is obligated to make periodic payments under Section 8 to the Executive following termination of the Executive's employment or (2) if the Company is obligated to make payments of Base Salary or other compensation in a lump sum, for the number of years or fractions thereof equal to the number of years or fractions thereof of Base Salary or other compensation being paid in a lump sum.

         (c) Nonsolicitation. During the Executive's employment with the Company, whether pursuant to this Agreement, any automatic or other renewal or extension hereof or otherwise, and, except as may be otherwise herein provided, for a period of two (2) years following the termination of the Executive's employment with the Company, regardless of the reason for such termination, the Executive agrees the Executive will refrain from and will not, directly or indirectly, as an individual, partner, officer, director, stockholder, employee, advisor, independent contractor, joint venturer, consultant, agent, representative, salesman for any person, firm, partnership, corporation or other entity, or otherwise (i) solicit any of the current or former employees, consultants, directors or officers of the Company or any of its affiliates to terminate any business relationship with the Company or any of its affiliates or
(2) employ or retain as an independent contractor, consultant or agent any of the current or former employees, consultants, directors or officers of the Company or any of its affiliates, unless such persons have been separated from any relationship with the Company or any of its affiliates for at least one (1) year; unless any such employees, consultants, directors or officers of the Company or any of its affiliates are or have been terminated by the Company or any of its affiliates.

         (d) Term Extended or Suspended. The period of time during which the Executive is prohibited from engaging in certain business practices pursuant to Sections 11(b) or (c) shall be extended by any length of time during which the Executive is in breach of such covenants.

         (e) Essential Element. It is understood by and between the parties hereto that the foregoing restrictive covenants set forth in Sections 11(a) through (c) are essential elements of this Agreement, and that, but for the agreement of the Executive to comply with such covenants, the Company would not have agreed to enter into this Agreement. Such covenants by the Executive shall be construed as agreements independent of any other provision in this Agreement. The existence of any claim or cause of action of the Executive against the Company, whether predicated on this Agreement, or otherwise, shall not constitute a defense to the enforcement by the Company of such covenants.

         (f) Severability. It is agreed by the Company and Executive that if any portion of the covenants set forth in this Section 11 are held to be invalid, unreasonable, arbitrary or against public policy, then such portion of such covenants shall be considered divisible both as to time and geographical area. The Company and Executive agree that, if any court of competent jurisdiction determines the specified time period or the specified geographical area applicable to this Section 11 to be invalid, unreasonable, arbitrary or against public policy, a lesser time period or geographical area which is determined to be reasonable, non-arbitrary and not against public policy may be enforced against the Executive. The Company and the Executive agree that the foregoing covenants are appropriate and reasonable when considered in light of the nature and extent of the business conducted by the Company.

12.      SPECIFIC PERFORMANCE

         The Executive agrees that damages at law will be an insufficient remedy to the Company if the Executive violates the terms of Sections 9, 10 or 11 of this Agreement and that the Company would suffer irreparable damage as a result of such violation. Accordingly, it is agreed that the Company shall be entitled, upon application to a court of competent jurisdiction, to obtain injunctive relief to enforce the provisions of such Sections, which injunctive relief shall be in addition to any other rights or remedies available to the Company.


13.      PAYMENT OF EXCISE TAXES

         (a) Payment of Excise Taxes. If the Executive is to receive any (1) Change of Control Payment under Section 8(d) of this Agreement, (2) any benefit or payment under Section 7 as a result of or following the death or Permanent Disability of the Executive, or (3) any benefit or payment under Section 8(c) as a result of or following any termination of employment hereunder Without Good Cause (such sections being referred to as the "Covered Sections" and the benefits and payments to be received thereunder being referred to as the "Covered Payments"), the Executive shall be entitled to receive the amount described below to the extent applicable: If any Covered Payment(s) under any of the Covered Sections or by the Company under another plan or agreement (collectively, the "Payments") are subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986 (as amended from time to time, the "Code"), or any successor or similar provision of the Code (the "Excise Tax"), the Company shall pay the Executive an additional cash amount (the "Gross Up") such that the net amount retained by the Executive after deduction of any Excise Tax on the Payments (and other state or federal income tax and Excise Tax on any amounts paid as Gross Up under this Section 13) shall be equal to the Payments.

         (b) Certain Adjustment Payments. For purposes of determining the Gross Up, the Executive shall be deemed to pay the federal income tax at the highest marginal rate of taxation (currently 39.6%) in the calendar year in which the payment to which the Gross Up applies is to be made. The determination of whether such Excise Tax is payable and the amount thereof shall be made upon the opinion of tax counsel selected by the Company and reasonably acceptable to the Executive. The Gross Up, if any, that is due as a result of such determination shall be paid to the Executive in cash in a lump sum within thirty (30) days of such computation. Appropriate adjustments shall be computed (without interest but with additional Gross Up, if applicable) by such tax counsel based upon the amount of the Excise Tax finally determined by the Internal Revenue Service or a court of law; any additional amount due the Executive as a result of such adjustment shall be paid to the Executive by the Company in cash in a lump sum within thirty (30) days of such computation, or if less than the Gross Up any amount due the Company as a result of such adjustment shall be paid to the Company by the Executive in cash in a lump sum within thirty (30) days of such computation.


14.      ARBITRATION

         (a) General. The parties agree that all actions, claims, controversies or disputes of any kind (e.g. whether in contract or in tort, statutory or common law) between them relating, directly or indirectly, to this Agreement, whether now existing or hereafter arising ("Disputes"), are to be resolved by arbitration as provided in this Agreement. This agreement to arbitrate will survive the recission or termination of this Agreement. All arbitration will be conducted pursuant to and in accordance with the following, in order of priority (i) the terms of this Agreement, (ii) the Commercial Arbitration Rules of the American Arbitration Association, (iii) the Federal Arbitration Act and (iv) to the extent the foregoing are inapplicable, unenforceable or invalid, the laws of the State of Florida. All Disputes arising shall be resolved finally by a single arbitrator. Any hearing regarding arbitration will be held in Atlanta, Georgia or at another location mutually acceptable to the Company and the Executive. The arbitrator will use his or her best efforts to conduct the arbitration hearing no later than three months from the service of the statement of claim and demand for arbitration and will use his or her best efforts to render a decision within four months from the service of the statement of claim and demand.

         (b) Effect of Arbitration; Enforcement. An arbitration proceeding commenced pursuant to this Section 14 is a condition precedent to and is a complete defense to the commencement of any suit, action or proceeding in any court or before any tribunal with respect to any Dispute. Either party may bring an action in court to compel arbitration. Any party who fails or refuses to submit to binding arbitration following demand by the other party shall, if the Dispute is within the scope of this Section 14, bear all costs and expenses incurred by the opposing party in compelling arbitration. The decision of the arbitrator shall be final and binding upon the parties, and such decision shall be enforceable as a judgment in a court of competent jurisdiction. Other than the Company's right to seek specific performance by way of injunctive relief to enforce the provisions of Sections 9, 10 and 11 set forth in Section 12 above, each party to this Agreement covenants not to institute any suit or other proceeding in any court with respect to any matter arising under or pursuant to or directly or indirectly relating to this Agreement, the subject matter hereof or any other agreements, documents and instruments delivered or required to be delivered hereunder or in connection herewith unless the intended subject matter thereof has first been submitted for arbitration in accordance with the foregoing procedure and such arbitration proceeding has been completed. To the extent permitted by applicable law, the arbitrator(s) will have the power to award recovery of all costs and fees (including attorneys' fees, administrative fees, and arbitrator's fees) to the prevailing party.

         (c) Selection of Arbitrator. The arbitrator will be chosen by mutual agreement of the Company and the Executive. If they cannot agree within 30 days upon a single arbitrator, the party not electing to submit the matter to arbitration (the "Non-Electing Party") shall provide to the other party (the "Electing Party") a list of three proposed arbitrators, each of whom shall be knowledgeable as to matters that are the subject of the dispute and each of whom shall be completely independent of and with no prior affiliation or direct or indirect relationship with any party or any of their affiliates. The Electing Party shall then select the arbitrator from such list or, if all such proposed arbitrators are reasonably unacceptable to such party, so advise the Non-Electing Party, whereupon such party shall prepare a new list of three proposed arbitrators and the selection process shall begin anew.

         (d) Authority of Arbitrator. The arbitrator will have the sole authority to resolve issues regarding whether Disputes are subject to arbitration, including the applicability of any statute of limitations. The choice of law provisions of Section 15(g) shall be applicable to any arbitration under this Agreement. The statute of limitations applicable to any Dispute shall be tolled upon the initiation of arbitration under this Agreement and shall remain tolled until the arbitration process is completed.

         (e) Confidentiality of Arbitration. In order to maintain the confidentiality of the dispute intended to be resolved by arbitration as provided in this Agreement as well as the information adduced and contentions asserted in any such arbitration, the parties agree to maintain in strict confidence and agree to neither make nor suffer any public disclosure of the fact of, contentions or evidence, discovered, developed or introduced in and the result of any such arbitration; provided, however, the foregoing to the contrary notwithstanding, the Company may make public disclosures regarding the existence of the arbitration, the nature of the dispute and the results thereof as may be necessary or appropriate to satisfy the Company's disclosure obligations under applicable securities or other laws.


15.      MISCELLANEOUS

         (a) Waiver of Breach. The waiver by either party to this Agreement of a breach of any of the provisions of this Agreement by the other party shall not be construed as a waiver of any subsequent breach by such other party.

         (b) Compliance With Other Agreements. The Executive represents and warrants that the execution of this Agreement by him and the Executive's performance of the Executive's obligations hereunder will not conflict with, result in the breach of any provision of or the termination of or constitute a default under any agreement to which the Executive is a party or by which the Executive is or may be bound.

         (c) Binding Effect; Assignment. The rights and obligations of the Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Company. This Agreement is a personal employment contract and the rights, obligations and interests of the Executive hereunder may not be sold, assigned, transferred, pledged or hypothecated.

         (d) Entire Agreement. This Agreement contains the entire agreement and supersedes all prior agreements and understandings, oral or written, with respect to the subject matter hereof. This Agreement may be changed only by an agreement in writing signed by the party against whom any waiver, change, amendment, modification or discharge is sought.

         (e) Headings. The headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

         (f) No Duty to Mitigate. The Executive shall be under no duty to mitigate any loss of income as result of the termination of his employment hereunder and any payments due the Executive upon termination of employment shall not be reduced in respect of any other employment compensation received by the Executive following such termination.

         (g) Florida Law. This Agreement shall be construed pursuant to and governed by the substantive laws of the State of Florida (except that any provision of Florida law shall not apply if the application of such provision would result in the application of the law of a state or jurisdiction other than Florida).

         (h) Venue; Process. To the extent it is necessary to resolve any disputes arising under this Agreement, and the agreements and instruments and documents contemplated hereby in a court and resolution by a court is consistent with the provisions of Section 14, the parties to this Agreement agree that jurisdiction and venue in any action brought pursuant to this Agreement to enforce its terms or otherwise with respect to the relationships between the parties shall properly lie in the Circuit Court of the Thirteenth Judicial Circuit of the State of Florida in and for Hillsborough County (the "Circuit Court") or in the United States District Court for the Middle District of Florida, Tampa Division. Such jurisdiction and venue are merely permissive; jurisdiction and venue shall also continue to lie in any court where jurisdiction and venue would otherwise be proper. The parties further agree that the mailing by certified or registered mail, return receipt requested, of any process required by any such court shall constitute valid and lawful service of process against them, without the necessity for service by any other means provided by statute or rule of court. The parties agree that they will not object that any action commenced in the foregoing jurisdictions is commenced in a forum non conveniens.

         (i) Severability. Any provision of this Agreement which is determined pursuant to arbitration under Section 14 of this Agreement (or to the extent it is necessary to resolve any disputes arising under this Agreement, and the agreements and instruments and documents contemplated hereby in a court and resolution by a court is consistent with the provisions of Section 14, by a court of competent jurisdiction) to be prohibited, unenforceable or not authorized in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition, unenforceability or non-authorization without invalidating the remaining provisions hereof or affecting the validity, enforceability or legality of such provision in any other jurisdiction. In any such case, such determination shall not affect any other provision of this Agreement, and the remaining provisions of this Agreement shall remain in full force and effect. If any provision or term of this Agreement is susceptible to two or more constructions or interpretations, one or more of which would render the provision or term void or unenforceable, the parties agree that a construction or interpretation which renders the term or provision valid shall be favored.

         (j) Deduction for Tax Purposes. Subject to the provisions of Section 3(h), the Company's obligations to make payments under this Agreement are independent of whether any or all of such payments are deductible expenses of the Company for federal income tax purposes.

         (k) Enforcement. If, within 10 days after demand to comply with the obligations of one of the parties to this Agreement served in writing on the other, compliance or reasonable assurance of compliance is not forthcoming, and the party demanding compliance engages the services of an attorney to enforce rights under this Agreement, the prevailing party in any action shall be entitled to recover all reasonable costs and expenses of enforcement (including reasonable attorneys' fees and reasonable expenses during investigation, before and at trial and in appellate proceedings). In addition, each of the parties agrees to indemnify the other in respect of any and all claims, losses, costs, liabilities and expenses, including reasonable fees and reasonable disbursements of counsel (during investigation prior to initiation of litigation and at trial and in appellate proceedings if litigation ensues), directly or indirectly resulting from or arising out of a breach by the other party of their respective obligations hereunder. The parties' costs of enforcing this Agreement shall include prejudgment interest. Additionally, if any party incurs any out-of-pocket expenses in connection with the enforcement of this Agreement, all such amounts shall accrue interest at 10% per annum (or such lower rate as may be required to avoid any limit imposed by applicable law) commencing 30 days after any such expenses are incurred.

         (l) Executive's Expenses. The Company shall pay the reasonable out of pocket legal expenses incurred by the Executive in connection with the negotiation and preparation of this Agreement.

         (m) Notices. All notices which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when received if personally delivered; when transmitted if transmitted by telecopy or similar electronic transmission method; one working day after it is sent, if sent by recognized expedited delivery service; and three days after it is sent, if mailed, first class mail, certified mail, return receipt requested, with postage prepaid. In each case notice shall be sent to:

         To the Company:                    LAMALIE ASSOCIATES, INC.
                                            Suite 220E
                                            3903 Northdale Boulevard
                                            Tampa, FL  33624
                                            Attn: Chief Financial Officer
                                            Fax: (813) 962-2138

         To the Executive at the Executive's address herein first above written, or to such other address as either party may specify by written notice to the other.


         IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first above written.


ATTEST:                                     LAMALIE ASSOCIATES, INC.

(Corporate Seal)

                                            By:
--------------------------------                -------------------------------
Secretary                                       Robert L. Pearson, President


                                            EXECUTIVE
Witnesses:

--------------------------------                -------------------------------
                                                PATRICK J. MCDONNELL
--------------------------------
As to Executive

                                    EXHIBIT A
                                       TO
                   EMPLOYMENT AGREEMENT WITH PATRICK MCDONNELL
                            DATED SEPTEMBER 15, 1998

                             STOCK OPTION AGREEMENT

                            LAMALIE ASSOCIATES, INC.
                      1998 OMNIBUS STOCK AND INCENTIVE PLAN
                            STOCK OPTION CERTIFICATE

Date Granted:           , 1998               Option Certificate No.: NISO-
              ----------                                             ----------
     NON-INCENTIVE STOCK OPTION TO PURCHASE      SHARES AT $ XYZ PER SHARE
                                            -----

                           GRANTED TO:
                                      -------------------------

         THIS IS TO CERTIFY THAT, pursuant to the provisions of the Lamalie Associates, Inc. 1998 Omnibus Stock and Incentive Plan (the "Plan"), and effective as of the date indicated above, Lamalie Associates, Inc. (the "Company") hereby grants to the person named above (the "Optionee"), subject to the terms and conditions of the Plan and subject further to the terms and conditions of this Certificate, a Non-Incentive Stock Option affording to the Optionee the right and option (the "Option") to purchase from the Company a total of shares (the "Option Shares") of the common stock of the Company (the "Common Stock") at a per share purchase price of $ XYZ (the "Option Price"), such option to be exercised as provided in this Certificate.

         1. EXERCISE PERIOD. The Option shall expire on ____________, 2008 (the "Scheduled Expiration Date"), except that the Option may expire prior to the Scheduled Expiration Date upon termination of the Optionee's employment with the Company, including by reason of death or disability, as provided in Section 5. After the date of expiration of the Option (the "Final Expiration Date"), whether the original Scheduled Expiration Date or an earlier date, the Option may not be exercised in whole or in part. For the purposes of this paragraph, the Optionee will be deemed employed by the Company if employed by a Subsidiary of the Company.

         2. VESTING SCHEDULE. The Optionee's rights under the Option shall vest and become exercisable in accordance with the following schedule, reduced by the number of Option Shares, if any, as to which the Option has then already been exercised:

-------------------------------------------------------------------------------
                                        PERCENTAGE AND (NUMBER) OF
                                               OPTION SHARES
VESTING DATES                             CUMULATIVELY VESTED AND
                                                EXERCISABLE
-------------------------------------------------------------------------------
___________, 1999                                25% (    )
-------------------------------------------------------------------------------
___________, 2000                                50% (    )
-------------------------------------------------------------------------------
___________, 2001                                75% (    )
-------------------------------------------------------------------------------
___________, 2002                               100% (    )
-------------------------------------------------------------------------------

Notwithstanding the foregoing schedule, the Optionee's rights under the Option shall be fully vested and shall be exercisable as to all of the Option Shares upon the occurrence of any of the following events which occurs during the Optionee's employment with the Company: (i) the Optionee dies; (ii) the Optionee's employment is terminated due to his or her "Permanent Disability" as defined in the Optionee's employment agreement dated __________,1998 (the "Employment Agreement") during the term of the Employment Agreement or, thereafter, becomes totally and permanently disabled (as determined by the Compensation and Management Development Committee of the Board of Directors (the "Committee"); (iii) any termination of employment of the Optionee by the Company, "Without Good Cause" (as defined in the Employment Agreement), during the term of the Employment Agreement; or (iv) upon a "Change in Control" (as defined in the Plan). For purposes of this paragraph, the "term of the Employment Agreement" shall include any additional term provided by any renewal or extension of the Employment Agreement.

         3.  EXERCISE OF OPTION.

             (a) NOTICE. Subject to the limitations set forth in this Certificate and in the terms of the Plan, the Option may be exercised (to the extent then exercisable) by presenting this Certificate to the designated representative of the Committee, together with written notice specifying the number of Option Shares as to which the Option is being exercised and payment of the Option Price for the number of Option Shares being purchased. This Certificate, together with the notice and payment of the Option Price for the number of Option Shares being purchased, shall be delivered in person or sent by U.S. registered or certified mail, postage and fees prepaid, return receipt requested, to the administrative executive offices of the Company at 3903 Northdale Boulevard, Tampa, Florida 33624, attention: Stock Option Administrator. The exercise date shall be the date on which this Certificate, notice of exercise and payment are received by the Committee's designated representative.

             (b) PAYMENT OF OPTION PRICE. The Option Price shall be paid in full: (i) in United States dollars (in cash or by check, bank draft or money order payable to the order of the Company); (ii) in the discretion and in the manner determined by the Committee by the delivery of shares of Common Stock already owned by the Optionee; (iii) by cashless exercise as permitted under the Federal Reserve Board's Regulation T (subject to applicable legal restrictions) or other legally permissible means acceptable to the Committee; or (iv) in the discretion of the Committee through a combination of the foregoing.

             (c) MINIMUM NUMBER OF SHARES; NO FRACTIONAL SHARES. To the extent exercisable, the Option may be exercised in whole or in part. However, at no time may the Option be exercised for fewer than one hundred (100) Option Shares unless the number of Option Shares to be acquired by exercise of the Option is the total number then purchasable under the Option. The Option may be exercised only for whole (not fractional) shares.

         4. TRANSFERABILITY. The Option is not transferable by the Optionee except by will or by the laws of descent and distribution upon the death of the Optionee. Accordingly, during the lifetime of the Optionee, and subject to the condition that the Option shall not be exercisable in whole or in part after the Final Expiration Date, the Option shall be exercisable only by the Optionee. However, a Participant may transfer an Option to a trust, provided that the Committee may require that the Participant submit a legal opinion that such holding has no adverse tax or securities law consequences for the company. After the Optionee's death and prior to the Final Expiration Date, the Option may be exercised by the personal representative of the Optionee or by any person or persons who shall have acquired the Option directly from the Optionee by bequest or inheritance, but no other person.

         5. EARLY EXPIRATION UPON TERMINATION OF EMPLOYMENT. Notwithstanding Sections 1 and 2, if the employment of the Optionee by the Company terminates, then: (i) after the effective date of such termination, the Option shall not become further vested or exercisable, and the Optionee shall have no right to exercise the Option except to the extent that the Option was vested and exercisable on the effective date of such termination; and (ii) the Option shall expire on the earlier of the Scheduled Expiration Date or the date ninety (90) days (one (1) year if such termination is because of the death or disability of the Optionee, or if the Optionee dies during such ninety (90) day period) after the effective date of such termination. For the purposes of this paragraph, the Optionee will be deemed employed by the Company if employed by a Subsidiary of the Company.

         6. NO RIGHTS AS STOCKHOLDER. The Optionee shall have no rights as a stockholder in the Company with respect to any Option Shares prior to the date of issuance to the Optionee of such shares. The Optionee shall be under no obligation to exercise the Option in whole or in part.

         7. MODIFICATION; SURRENDER. Subject to the terms and conditions, and within the limitations of the Plan, the Committee may modify the Option or accept its whole or partial surrender by the Optionee at any time or from time to time.

         8. AUTHORITY OF THE COMMITTEE. The Committee shall have full authority to interpret the terms of the Plan, the Option and this Certificate. The decision of the Committee on any such matter of interpretation or construction shall be final and binding.

         9. NO EMPLOYMENT AGREEMENT. This Certificate and the Option do not, and shall not be deemed to, confer upon the Optionee any right with respect to continuance of employment by the Company, nor limit in any way the right of the Company to terminate the Optionee's employment at any time.

         10. WITHHOLDING. The Company shall have the right to withhold from any payment or delivery of shares to the Optionee, or to require the Optionee to remit to the Company, an amount (to be withheld or paid in the discretion of the Company in cash, Common Stock or otherwise) sufficient to satisfy any federal, state or local withholding tax liability relating to the Option or the Option Shares prior to or simultaneously with the delivery of any certificate or certificates for Option Shares.

         11. OPTIONEE BOUND BY THE PLAN, ETC. The Option and its terms and provisions are subject to the terms and conditions of the Plan and subject further to the terms and conditions of this Certificate. The Optionee hereby acknowledges receipt of a copy of the Plan, agrees to be bound by all the terms and provisions of the Plan and this Certificate, and understands that, in the event of any conflict between the terms of the Plan and of this Certificate, the terms of the Plan shall control.

         IN WITNESS WHEREOF, the Company has caused this Certificate to be executed by the undersigned duly authorized officer.

                                          LAMALIE ASSOCIATES, INC.

                                          By:
                                             ----------------------------------

ACKNOWLEDGED AND ACCEPTED:
this     day of             , 1998.
     ---        ------------



-----------------------------------

                                    EXHIBIT B
                                       TO
                   EMPLOYMENT AGREEMENT WITH PATRICK MCDONNELL
                            DATED SEPTEMBER 15, 1998

                                     RELEASE

         WHEREAS, _______________________________ (the "Executive") is an
employee of Lamalie Associates, Inc., (the "Company") and is a party to the Employment Agreement dated __________________ (the "Agreement");

         WHEREAS, the Executive's employment has been terminated in accordance with Section 8___ of the Agreement; and

         WHEREAS, the Executive is required to sign this Release in order to receive the payment of any compensation under Section 8 of the Agreement following termination of employment.

         NOW, THEREFORE, in consideration of the promises and agreements contained herein and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, and intending to be legally bound, the Executive agrees as follows:

         1. This Release is effective on the date hereof and will continue in effect as provided herein.

         2. In consideration of the payments to be made and the benefits to be received by the Executive pursuant to the Agreement, which the Executive acknowledges are in addition to payment and benefits to which the Executive would be entitled to but for the Agreement, the Executive, for the Executive and the Executive's dependents, successors, assigns, heirs, executors and administrators (and the Executive and their legal representatives of every kind), hereby releases, dismisses, remises and forever discharges the Company, its predecessors, parents, subsidiaries, divisions, related or affiliated companies, officers, directors, stockholders, members, employees, heirs, successors, assigns, representatives, agents and counsel (collectively the "Released Party") from any and all arbitrations, claims, including claims for attorney's fees, demands, damages, suits, proceedings, actions and/or causes of action of any kind and every description, whether known or unknown, which the Executive now has or may have had for, upon, or by reason of any cause whatsoever ("claims"), against the Released Party, including but not limited to:

             (a) any and all claims arising out of or relating to Executive's employment by or service with the Company and the Executive's termination from the Company.

             (b) any and all claims of discrimination, including but not limited to claims of discrimination on the basis of sex, race, age, national origin, marital status, religion or handicap, including, specifically, but without limiting the generality of the foregoing, any claims under the Age Discrimination in Employment Act, as amended, Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act; and

             (c) any and all claims of wrongful or unjust discharge or breach of any contract or promise, express or implied.

         3. The Executive understands and acknowledges that the Company does not admit any violation of law, liability or invasion of any of the Executive rights and that any such violation, liability or invasion is expressly denied. The consideration provided for this Release is made for the purpose of settling and extinguishing all claims and rights (and every other similar or dissimilar matter) that the Executive ever had or now may have against the Company to the extent provided in this Release.



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

The Executive further agrees and acknowledges that no representations, promises or inducements have been made that the Company other than as appear in the Agreement.

         4. The Executive further agrees and acknowledges that:

             (a) The Release provided for herein releases claims to and including the date of this Release;

             (b) The Executive has been advised by the Company to consult with legal counsel prior to executing this Release, has had an opportunity to consult with and to be advised by legal counsel of the Executive's choice, fully understands the terms of this Release, and enters into this Release freely, voluntarily and intending to be found.

             (c) The Executive has been given a period of 21 days to review and consider the terms of this Release, prior to its execution and that the Executive may use as much of the 21 day period as the Executive desires; and

             (d) The Executive may, within 7 days after execution, revoke this
                 Release. Revocation shall be made by delivering a written notice of revocation to the Chief Financial Officer at the Company. For such revocation to be effective, written notice must be actually received by the Chief Financial Officer at the Company no later than the close of business on the 7th day after the Executive executes this Release. If the Executive does exercise the Executive's right to revoke this Release, all of the terms and conditions of the Release shall be of no force and effect and the Company shall not have any obligation to make payments or provide benefits to the Executive as set forth in Sections 8 of the Agreement.

         5. The Executive agrees that the Executive will never file a lawsuit or other complaint asserting any claim that is released in this Release.

         6. The Executive waives and releases any claim that the Executive has or may have to reemployment after ______________________________.

         IN WITNESS WHEREOF, the Executive has executed and delivered this Release on the date set forth below.

Dated:
      --------------------------------    -------------------------------------
                                          Executive




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